Exhibit 99.2

Novavax to Host 3rd Annual Analyst and Investor Meeting

Gaithersburg, Md., September 29, 2015 – Novavax, Inc., (Nasdaq: NVAX) a clinical-stage vaccine company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, will host its 3rd annual Analyst and Investor Meeting today, Tuesday, September 29, 2015 from 9:00 a.m. – 11:00 a.m. ET in New York, NY.

Senior management will conduct a series of presentations to update analysts and investors on the Company’s ongoing clinical development programs, as well as provide additional information about the maternal immunization program and the Bill & Melinda Gates Foundation grant. In addition, a key opinion leader will provide a clinical perspective on respiratory syncytial virus (RSV) disease.

For additional information and registration, please email novavax@westwicke.com or call 443-213-0506.

A live webcast of the presentations can be accessed at the following link:

http://edge.media-server.com/m/p/en8imvms

Please allow extra time prior to the webcast to visit the site and download the streaming media software required to listen to the Internet broadcast. The webcast and a replay of the presentation will also be accessible under the “Investors/Events” section of the Novavax website at novavax.com. The event will be archived on the company's website for 90 days.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the company’s website, novavax.com.

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Contact:	Novavax, Inc.

Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.

Senior Manager, Investor Relations

ir@novavax.com

240-268-2000

Russo Partners, LLC

David Schull

Todd Davenport, Ph.D.

david.schull@russopartnersllc.com

todd.davenport@russopartnersllc.com

212-845-4271